EXHIBIT 5.1

September 22, 2009

Syntel, Inc.

525 E. Big Beaver Road, Suite 300

Troy, MI 48083

Ladies and Gentlemen:

I am Chief Administrative Officer, General Counsel and Corporate Secretary of Syntel, Inc., a Michigan corporation (the “Company”), and I have participated in the preparation and filing of a Registration Statement on Form S-3 (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Securities Act”), relating to the offer and sale by those selling shareholders named in the Registration Statement of up to 5,000,000 shares of the Company’s common stock (“Common Stock”), without par value (the “Shares”).

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

In so acting, I have examined and relied upon the originals, or copies certified or otherwise identified to my satisfaction, of such corporate records, documents, certificates and other instruments as in my judgment are necessary or appropriate to enable me to render the opinion expressed below.

Based upon such examination and my participation in the preparation of the Registration Statement, it is my opinion that the Shares have been duly authorized and are validly issued, fully paid and non-assessable under the laws of the State of Michigan.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to me under the heading “Legal Matters” in the prospectus which forms a part thereof. In giving such consent, I do not admit that I are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Daniel M. Moore
Daniel M. Moore
Chief Administrative Officer, General Counsel and Secretary